Exhibit 10.12

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION COPY

FORM OF CARGILL, INCORPORATED SPECIAL PROVISIONS NAESB
12700 Whitewater Drive
Minnetonka, MN 55347

These Form of Special Provisions relate to the Form of Base Contract for Sale and Purchase of Natural Gas dated as of                     , 2006 (as modified by these Special Provisions, the “Contract”), between the Parties.

Section 1 to be amended as follows:

Section 1.1 to be renumbered to 1.1.a and to delete the last sentence.

New Section 1.1.b to be added as follows:

The Party A and Party B have executed that certain Master Agreement of even date herewith (the “Master Agreement”) and this Contract is considered a “Goods and Services Agreement” thereunder. The terms and conditions of the Master Agreement are hereby incorporated herein by reference. To the extent any provision of the Master Agreement conflicts with any provision contained herein, the provision contained herein will control. Terms capitalized but not defined in the Contract shall have the meanings ascribed to them by the Master Agreement.

With respect to Force Majeure, the parties intend that the provisions of Section 11 of the Contract will control notwithstanding the provisions of Sections 4(a), 4(b), and 4(c) of the Master Agreement, but that Section 4(d) of the Master Agreement (relating to termination after a Force Majeure of 180 consecutive calendar days) will apply to the Contract.

The entire agreement between the parties shall be the Contract as defined in Section 2.7, together with the Master Agreement to the extent incorporated herein.

Section 1.2 Additional Provisions

Cargill, Incorporated adopts its letterhead as its identification on the Confirmation Notices as its signature and authorization for each Transaction.

All trades will be confirmed as “Firm Transactions,” unless otherwise agreed upon by the traders.

Section 2.30 Additional Provisions

“Management Fees” shall mean as set forth in Exhibit A, as mutually amended by the parties from time to time.

Section 6 is amended by adding the following new sentence to the end of such section:

“Notwithstanding anything herein to the contrary, Buyer and Seller agree and acknowledge that Buyer shall be responsible for and pay Seller for any all tax or other fees applicable to the Gas delivered hereunder, including, but not limited to, any tax or fee related to the use, sale and/or delivery of Gas to or in any state, but excluding any tax or similar charge measured by or imposed on Seller’s income.”

Section 7.2 is amended by adding the following for Party A:

                     (“Counterparty”) hereby agrees to pay (or prepay, as applicable) for all quantities of natural gas delivered by Cargill to Counterparty pursuant to this Base Contract for Purchase and Sale of Natural Gas (the “Base Contract”) upon the following terms and conditions:

Prior to the Start-Up Date for the Ethanol Facility, all natural gas delivered by Cargill to Counterparty shall be paid for by Counterparty in advance of or on the delivery date according to procedures to be mutually agreed upon by the parties. All natural gas delivered by Cargill to Counterparty during a start-up period beginning on the Start-Up Date and ending on the 13th Business Day following the Start-Up Date shall be payable not later than 57 days after the date Cargill submits an invoice to Counterparty for natural gas delivered during such start-up period; provided, however, (A) interest shall accrue and be payable at a rate equal to the Default Rate on all such start-up period amounts and (B) Counterparty shall pay on each payment date following the end of the start-up period a minimum amount equal to 17% of the original aggregate amount of the start-up period invoice.

From and after the end of the start-up period, Cargill shall submit weekly invoices to Counterparty for all natural gas delivered to Counterparty during the immediately preceding seven calendar days, and Counterparty shall pay the amount of each invoice on the first Business Day after receipt of the invoice.

The price to be paid by Counterparty for all such gas delivered shall be as set forth in the applicable Transaction Confirmation.

Upon the occurrence of an “Event of Default” under this Base Contract, without limiting (and in addition to) any rights now or hereafter granted under applicable law or under this Base Contract, Cargill shall, without prior notice to Counterparty, be entitled to retain and immediately apply any Collateral held by Cargill under Section 6 of the Master Agreement against any sum or amount whether owed (or with the lapse of time would be owed) for gas delivered whether invoiced or not under this Base Contract. Any excess amounts held by Cargill after applying the Collateral shall be deemed to be held as Collateral under Section 6 of the Master Agreement. Counterparty shall remain liable to Cargill for any amount remaining unpaid after applying the Collateral. For purposes of this Section, “Collateral” means any property provided by Counterparty to Cargill as adequate performance security under Section 6(d) of the Master Agreement.

Section 7.7 is amended and restated to read as follows:

7.7. The parties shall have netting and offset rights with respect to all undisputed amounts due and owing, and/or past due, arising under this Contract, as and to the extent provided for in Section 6 of the Master Agreement.

Section 10.1 is hereby deleted (and replaced by the provisions of Section 6 of the Master Agreement).

Section 10.2 is amended by deleting clause (vii) therein and replacing it with the following:

“(vii) fail to provide adequate security as required by Section 6 of the Master Agreement within the time period required by Section 6 of the Master Agreement”

Section 10.3 is amended by deleting the first sentence therein and replacing it with the following two sentences:

“If an Event of Default has occurred and continues for thirty (30) Days, the Non-Defaulting Party shall have the right, by Notice to the Defaulting Party, to designate a Day, no earlier than the Day such Notice is given and no later than 20 Days after such Notice is given, as an early termination date (the “Early Termination Date”) for liquidation and termination pursuant to Section 10.3.1 of all transactions under the Contract, each a “Terminated Transaction”. Notwithstanding the foregoing, in the case of an Event of Default, Cargill shall have the right to cease supplying physical gas and placing hedges during the term of the Event of Default.”

Section 11.6 is amended by adding the follow sentence at the end:

“In the event of non-performance due to Force Majeure, the affected party shall, to the extent permitted by the Transporters, prorate all Firm obligations at the affected Delivery Point and shall give Firm obligations priority over all Interruptible obligations.”

Section 12 is amended and restated to read as follows:

SECTION	12. TERM

The term of this Contract shall be an initial period of ten (10) years commencing on the Start-Up Date (the “Initial Term”), subject however to early termination pursuant to Section 10 hereof or any other provision of the Base Contract. At the request of either Party, during the six-month period prior to the end of the fifth (5th) year of the Initial Term, the Parties shall meet and review the terms and conditions of this Agreement and the compensation paid to CES hereunder, and, if necessary or appropriate in the opinion of either Party, enter into good faith discussions regarding potential modifications as necessary or appropriate to ensure that this Agreement is fair and equitable to both

Parties. It is understood and agreed, however, that even if the Parties are unable to agree on any modifications, this Agreement will nevertheless remain in effect for the remainder of the Initial Term.

Section 14.10 Addition. The following additional paragraph is added to Section 14.10:

Notwithstanding the foregoing, Buyer and Seller acknowledge and agree that (a) Buyer may provide such information to any wholly-owned Affiliate which owns or operates an ethanol production facility, for which Buyer and the Affiliate have entered into agreements similar in nature to the Goods and Services Agreements, provided that such Affiliate agrees to be bound by the terms hereof or otherwise agree to maintain the confidential nature of such information, and provided further, that Buyer may no longer provide such information to the owner of such ethanol production facility after the owner is no longer wholly-owned by the Client, (b) Buyer may provide such information to the Financing Parties, to rating agencies, to Persons to which offering statements or other disclosure documents associated with the private or public offering of debt securities by or on behalf of Buyer are provided, to financial institutions and other Persons providing or expressing interest in providing debt financing or refinancing, lease financing and/or credit support in connection with the construction and operation of the Ethanol Facility, and to Persons that are potential equity participants or transferees or purchasers of the Ethanol Facility, provided that such Person executes a confidentiality agreement in substantially the form attached to the Gas Advisory Agreement in which such Person agrees (i) to be bound by the terms hereof or otherwise agree to maintain the confidential nature of such information, and (ii) to use such information only for purposes of evaluating their investment or other involvement in the Ethanol Facility, and (c) each Party may provide such information to its board members and equity owners consistent with its internal governance practices.

Addition of Section 14.12 to Miscellaneous:

14.12 Exclusivity of Services: The parties agree that during the term of this agreement, Party B shall be the sole supplier to Party A of the Gas Services as defined in Section 14.14; provided, however, in the event and during any period in which (i) Seller is unable to provide Gas Services as a result of a Force Majeure, or (ii) Seller is in default in the performance of its obligations hereunder, and provided Buyer promptly notifies Seller it intends to do so, Buyer may purchase Gas Services from any other Person. This Section shall not preclude Buyer from purchasing gas from third parties.

Addition of Section 14.13 to Miscellaneous:

14.13 Agency Appointment: Party A hereby appoints Party B as its agent to the extent reasonably required for Party B to properly perform the Gas Services and Party A will provide letters to Party B and to third parties confirming this appointment as may be necessary to enable Party B to carry out its duties hereunder and defining the scope of Party B’s authority to act as agent for Party A.

Addition of Section 14.14 to Miscellaneous:

14.14 In the performance of Gas Services (“Gas Services”), Party B shall:

(i)	For Party A’s Ethanol Facility, monitor Gas consumption forecasts against actual Gas Consumption and manage balancing requirements associated herewith in accordance with Section 4.3 herein;

(ii)	Provide reports detailing both historical and projected Gas costs for each Plant;

(iii)	Provide a summary of monthly and annual Gas costs to Party A’s personnel as specified by Party A;

(iv)	Party B shall advise Party A as to the execution status of any agreed upon Gas purchase transactions no later than two (2) business days following the agreed upon execution date (the “Notification Date”); and

(v)	Party B shall use good faith efforts to procure on behalf of Party A all of the natural gas requirements of Party A’s Ethanol Facility (it being understood, however, that this obligation shall not be construed as limiting Party B’s obligation to deliver or cause delivery of natural gas subject to a Transaction Confirmation).

Buyer will be entitled to terminate the right and obligation of Seller to provide Gas Services on Buyer’s behalf in the event Seller defaults in a material respect in performance of Gas Services and Seller fails to remedy such default within thirty (30) days after Buyer notifies Seller of such default in writing.

With respect to the Gas Services only, the following limitation of liability shall apply (it being understood that the following limitation shall not apply to Party A’s obligation to deliver natural gas pursuant to Transaction Confirmation):

Party B warrants to Party A that it shall perform the Gas Services in a commercially reasonable and prudent manner. Party A understands and acknowledges that Gas markets can be volatile, that there is no guarantee that the Gas Services provided by Party B will result in favorable outcomes for Party A, and that forces outside of Party B’s control can result in negative consequences to Party A. While Party B believes that the Gas Services will result in savings to Party A, Party B makes no representations or warranties of favorable outcomes. Party A understands and acknowledges that any decision relating to Gas purchases shall, ultimately, be made by Party A in its sole and absolute discretion, and Party A shall have the sole responsibility for all such decisions. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, OFFERED BY PARTY B HEREUNDER, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND PARTY B SHALL NOT BE LIABLE TO PARTY A FOR ANY DAMAGES RESULTING FROM THE SERVICES PROVIDED BY PARTY B HEREUNDER EXCEPT IN THE EVENT OF PARTY B’S WILLFUL MISCONDUCT. NOTWITHSTANDING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL PARTY B BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE,

CONTINGENT OR CONSEQUENTIAL DAMAGES OR LOST PROFITS INCURRED BY PARTY A UNDER THIS AGREEMENT.

(PARTY A)	CARGILL, INCORPORATED (PARTY B)

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

FORM OF SPECIAL PROVISIONS

This Exhibit A shall supplement and form a part of the Form of NAESB Base Contract for Sale and Purchase of Natural Gas Between                      (“Party A”) and Cargill, Incorporated (“Party B”) dated as of                     , 2006.

Plant Locations	Consumption Forecast (MMbtu)
________________________________	2007:	553,000
	2008:	3,342,000
	2009:	3,399,000
	2010:	3,399,000
	2011:	3,399,000
	2012:	3,399,000
	2013:	3,399,000

Management Fees:

Compensation for Gas Services shall be as follows:

A management fee of [*] per MMbtu (based on the actual delivery of natural gas) shall be paid by Party A to Party B. The said management fee will be charged weekly as part of the invoice for physical gas.

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.